Exhibit 99.1

Almost Family, Inc. Steve Guenthner (502) 891-1000	The Ruth Group Investor Relations Stephanie Carrington / Jared Hoffman (646) 536-7017 / 7013 scarrington@theruthgroup.com jhoffman@theruthgroup.com

Almost Family Reports Record Second Quarter 2008 Results

Recent Corporate Highlights:

•	Net service revenues increased 50% to $48.7 million
•	Visiting Nurse (VN) segment net revenues rose 66% to $38.9 million
•	Net income increased 95% to $3.9 million
•	Diluted EPS increased 43% to $0.50 per diluted share on 38% higher shares outstanding
•	Completed common stock offering of 2,512,500 shares; net proceeds of $41.8 million
•	Added to Russell 2000® Index
•	Named one of Fortune Small Business’ 100 fastest-growing small public companies
•	Secured $75 million revolving credit facility in July
•	Completed acquisition of Patient Care, Inc. with $47 million in annual revenues

Louisville, KY, August 5, 2008 – Almost Family, Inc. (Nasdaq: AFAM), a leading regional provider of home health nursing services, announced today its financial results for the three months and six months ended June 30, 2008.

William B. Yarmuth, Chairman and CEO, commented, “By all measures, 2008 has been a period of outstanding accomplishments by Almost Family. We’re reporting record revenues and earnings, a continuation of our aggressive growth strategy and the achievement of numerous capital market milestones. I couldn’t be more pleased with our financial report for the second quarter, in particular with our 33% organic revenue growth rate in our VN segment. Total revenue growth in the VN segment, where we focus most of our effort, was 66% over the same quarter last year and 30% over the first quarter of 2008. All of this serves as further validation that we are on the right track as we move forward into the second half of the year.”

Second Quarter Financial Results

Almost Family reported second quarter 2008 net service revenues of $48.7 million, a 50% increase from $32.5 million in the second quarter of 2007. Operating income for the second quarter of 2008 increased to 14% of net service revenues versus 11% for the second quarter of 2007.

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Net income for the second quarter of 2008 was $3.9 million, or $0.50 per diluted share, compared to $2.0 million, or $0.35 per diluted share, in the second quarter of 2007. The weighted average shares outstanding for purposes of calculating diluted earnings per share increased 39% between periods as the Company completed a common stock offering, of 2,512,500 shares in the second quarter of 2008.

The number of days sales outstanding in accounts receivable, or DSO, for the three months ended June 30, 2008, decreased to 47 days, compared to 51 days for the three months ended March 31, 2008. The decline in DSO was attributable to resolved billing issues related to Medicare claims, partially offset by rapid growth from acquisitions and organic initiatives.

Second Quarter Segment Results

Net revenues in the Visiting Nurse segment for the second quarter of 2008 were $38.9 million, a 66% increase from $23.5 million in the second quarter of 2007. The total revenue growth of $15.4 million came from a 33% organic growth rate plus $7.6 million from acquired operations. Operating income before corporate expense in the VN segment for the second quarter 2008 was $8.6 million, an 88% increase from $4.6 million in the second quarter 2007.

Net revenues in the Personal Care (PC) segment for the second quarter of 2008 were $9.8 million, a 9% increase from $9.0 million in the second quarter of 2007. Operating income before corporate expense in the PC segment for the second quarter of 2008 was $821,000.

Six Month Period Ended June 30, 2008

Almost Family reported net service revenues for the six month period ended June 30, 2008 of $87.7 million, a 37% increase from $64.3 million in the same period last year. Operating income for the six month period increased to 13% of net service revenues versus 11% for the prior year period.

Net income for the six month period was $6.4 million, or $0.95 per diluted share, compared to $3.6 million, or $0.65 per diluted share, in the prior year period. The weighted average shares outstanding for purposes of calculating diluted earnings per share increased 21% between periods.

Six Month Period Segment Results

Net revenues in the Visiting Nurse (VN) segment for the six month period of 2008 were $68.7 million, a 48% increase from $46.5 million in the same period last year. The total revenue growth of $22.2 million came from a 25% organic growth rate plus $10.6 million from acquired operations. The six month results included results from the Quality of Life acquisition completed in late October of 2007 and results from the Apex Home Healthcare acquisition completed in late March 2008. Operating income before corporate expense in the VN segment for the six month period was $14.0 million, a 58% increase from $8.9 million in the same period last year.

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Net revenues in the Personal Care (PC) segment for the six month period were $19.0 million, a 7% increase from $17.8 million in the same period last year. Operating income before corporate expense in the PC segment for the six month period was $1.6 million, a 9% decrease from $1.7 million in the same period last year.

Recent Corporate Developments

On April 16, 2008, Almost Family completed a common stock offering of 2,250,000 shares at $17.75 per share, which generated net proceeds of $37.3 million.

On May 9, 2008, Almost Family announced that the underwriter of the public offering exercised its over-allotment option in part and purchased 262,500 additional shares of common stock at the public offering price of $17.75 per share.

On June 16, 2008, Almost Family was named one of Fortune Small Business’ 100 fastest-growing small public companies.

On June 27, 2008, Almost Family was added to the Russell 2000® Index.

On July 15, 2008, Almost Family established a new $75.0 million senior secured multi-bank credit facility replacing its previous facility.

On August 1, 2008, Almost Family completed the acquisition of Patient Care for $45.2 million, subject to a working capital adjustment. The acquisition was previously under a definitive agreement signed on June 18, 2008. The acquisition added $47 million in annual revenues and eight locations in New Jersey, Connecticut, and Pennsylvania. Due to the transition, wind down costs and the timing of the close, the acquisition is not expected to contribute significantly to earnings in 2008 but is expected to be accretive to EPS in 2009.

Conference Call

A conference call to review the results will begin today at 11:00 a.m. ET and will be hosted by William B. Yarmuth, President and Chief Executive Officer, and Steve Guenthner, Senior Vice President and Chief Financial Officer. To participate in the conference call, please dial1-877-407-0789 (USA) or 1-201-689-8562 (International). In addition, a dial-up replay of the conference call will be available beginning today at 12:00 p.m. ET and ending on August 19, 2008. The replay telephone number is 1-877-660-6853 (USA) or 1-201-612-7415 (International) along with the account number 3055 and conference ID 291752.

A live webcast of the call will also be available from the Investor Relations section on the corporate web site at http://www.almostfamily.com. A webcast replay can be accessed on the corporate web site beginning August 5, 2008 at approximately 12:00 p.m. ET and will remain available until September 5, 2008.

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ALMOST FAMILY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	Six months ended June 30,	
	2008	2007
Cash flows from operating activities:		
Net income	$ 6,394,944	$ 3,647,413
Loss from discontinued operations	(78,620)	(141,348)
Income from continuing operations	6,473,564	3,788,761
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:		
Depreciation and amortization	642,674	428,888
Provision for uncollectible accounts	1,221,959	402,711
Stock-based compensation	333,332	202,371
Deferred income taxes	(276,073)	355,771
	8,395,456	5,178,502
Change in certain net current assets, net of the effects of acquisitions:		
(Increase) decrease in:		
Accounts receivable	(6,787,893)	(2,600,820)
Prepaid expenses and other current assets	(577,650)	(247,401)
Other assets	(12,687)	(29,519)
Increase (decrease) in:		
Accounts payable and accrued expenses	397,696	165,801
Net cash provided by operating activities	1,414,922	2,466,563
Cash flows from investing activities:		
Capital expenditures	(322,053)	(272,855)
Acquisitions, net of cash acquired	(14,493,231)	(547,599)
Net cash used in investing activities	(14,815,284)	(820,454)
Cash flows from financing activities:		
Net revolving credit facility repayments	(12,387,721)	(1,178,323)
Proceeds from stock option exercises	42,800	107,187
Purchase of common stock in connection with option exercises	-	(3,804,883)
Tax benefit from non-qualified stock option exercises	78,667	677,954
Proceeds from stock offering	41,808,449	-
Principal payments on capital leases and notes payable	(56,009)	(1,013,720)
Net cash provided by (used in) financing activities	29,486,186	(5,211,785)
Cash flows from discontinued operations		
Operating Activities	(78,620)	(141,348)
Investing Activities	-	-
Financing Activities	-	-
Net cash used in discontinued operations	(78,620)	(141,348)
Net increase (decrease) in cash and cash equivalents	16,007,204	(3,707,024)
Cash and cash equivalents at beginning of period	473,222	4,125,592
Cash and cash equivalents at end of period	$ 16,480,426	$ 418,568
Summary of non-cash investing and financing activities:		
Acquisitions funded by notes payable	$ 3,000,000	$ -
Acquisitions funded by stock	$ 1,000,000	$ -

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ALMOST FAMILY, INC. AND SUBSIDIARIES
VISITING NURSE SEGMENT OPERATING METRICS

	Six months ended June 30,			
	2008 Amount	2007 Amount	Change Amount	%
Average number of locations	58	47	11	23.4%
All payors:				
Admissions	17,810	14,816	2,994	20.2%
Billable Visits	428,097	286,617	141,480	49.4%
Medicare Statistics:				
Revenue	$ 64,397,617	$ 43,261,558	$ 21,136,059	48.9%
Percentage of total revenues	93.7%	93.0%		
Billable Visits	393,078	260,364	132,714	51.0%
Admissions	16,223	13,375	2,848	21.3%
Episodes	22,839	16,194	6,645	41.0%
Revenue per episode	$ 2,820	$ 2,671	$ 149	5.5%
Visits per episode	18.9	17.4	1.5	8.7%

ALMOST FAMILY, INC. AND SUBSIDIARIES
PERSONAL CARE SEGMENT OPERATING METRICS

	Six months ended June 30,			
	2008 Amount	2007 Amount	Change Amount	%
Average number of locations	23	23	-	-
Admissions	1,447	1,451	(4)	-0.3%
Patient Days of Care	262,986	250,414	12,572	5.0%
Billable Hours	1,026,106	1,029,175	(3,069)	-0.3%
Revenue per billable hours	$ 18.55	$ 17.27	$ 1.28	7.4%

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Non-GAAP Financial Measure

The information provided in the tables in this release includes certain non-GAAP financial measures as defined under Securities and Exchange Commission (SEC) rules. In accordance with SEC rules, the Company has provided, in the supplemental information and the footnotes to the tables, a reconciliation of those measures to the most directly comparable GAAP measures.

EBITDA:

EBITDA is defined as income before depreciation and amortization, net interest expense and income taxes. EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States of America. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. The items excluded from EBITDA are significant components in understanding and evaluating financial performance and liquidity. Management routinely calculates and communicates EBITDA and believes that it is useful to investors because it is commonly used as an analytical indicator within our industry to evaluate performance, measure leverage capacity and debt service ability, and to estimate current or prospective enterprise value. EBITDA is also used in certain covenants contained in our credit agreement.

The following tables set forth a reconciliation of Continuing Operations Net Income to EBITDA:

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About Almost Family

Almost Family, Inc., founded in 1976, is a leading regional provider of home health nursing services, with branch locations in Florida, Kentucky, Connecticut, New Jersey, Ohio, Massachusetts, Alabama, Missouri, Illinois, Pennsylvania, and Indiana (in order of revenue significance). Almost Family, Inc. and its subsidiaries operate a Medicare-certified segment and a personal care segment. Altogether, Almost Family operates 89 branch locations in 11 U.S. states.

Forward Looking Statements

All statements, other than statements of historical facts, included in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terminology such as "may," "will," "expect," "believe," estimate," "project," anticipate," "continue," or similar terms, variations of those terms or the negative of those terms. These forward-looking statements are based on the Company's current plans, expectations and projections about future events.

Because forward-looking statements involve risks and uncertainties, the Company's actual results could differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. The potential risks and uncertainties which could cause actual results to differ materially include: regulatory approvals or third party consents may not be obtained, the impact of further changes in healthcare reimbursement systems, including the ultimate outcome of potential changes to Medicare reimbursement for home health services and to Medicaid reimbursement due to state budget shortfalls; the ability of the Company to maintain its level of operating performance and achieve its cost control objectives; changes in our relationships with referral sources; the ability of the Company to integrate acquired operations; government regulation; health care reform; pricing pressures from Medicare, Medicaid and other third-party payers; changes in laws and interpretations of laws relating to the healthcare industry; and the Company’s self-insurance risks. For a more complete discussion regarding these and other factors which could affect the Company's financial performance, refer to the Company's various filings with the Securities and Exchange Commission, including its

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filing on Form 10-K for the year ended December 31, 2007, in particular information under the headings "Special Caution Regarding Forward-Looking Statements" and “Risk Factors.” The Company undertakes no obligation to update or revise its forward-looking statements.